GLOBAL TECH (GTII) MAKES EQUITY INVESTMENT IN DEMAND BRANDS (INMG)

New York, NY, Oct. 17, 2018 (GLOBE NEWSWIRE) — Global Tech Industries Group, Inc. (OTCPK:GTII), (“GTII”), a Nevada corporation, announced today that it has made an equity investment in Demand Brands, Inc., currently trading as Innovativ Media Group, Inc. (OTCPK:INMG) (“INMG”). INMG is a collection of brands and businesses promoting healthy lifestyles, operating in the Health and Wellness, Cannabis Edibles, Hemp and CBD industries http://www.demandbrandsinc.com. GTII’s Board of Directors recently committed the Company to exploring and investing in opportunities in Healthcare targeting specifically businesses involved with cannabis. The cannabis industry, in all its different iterations, is expected to surpass $57 billion dollars in sales by 2027. Some of the most well-known consumer product companies in the world are banking on introducing innovative entries into the burgeoning marketplace. https://digiday.com/marketing/cannabis-sexy-weed-companies. INMG is currently developing a wide variety of innovative products including gummies, cookies, liquid extracts and other Hemp + Healthy, CBD-infused edibles and Superfoods designed for men, women, children and pets. The two companies intend to also explore broader mutual opportunities.

David Reichman, CEO and Chairman of GTII, said. “INMG represents exactly the kind of creative and innovative company we think is well positioned in this sector. They are developing some exciting products and have an excellent management team and we believe this investment will enhance the value of both entities.”

Bruce Hannan, CEO of INMG added. “We are pleased that David and GTII have confidence in our business plan. Having them as an investor and prospective partner will allow us to grow more rapidly”.

About Global Tech Industries Group.

Global Tech Industries Group, Inc. (GTII) is a publicly traded holding company, with subsidiaries and affiliates that hold intellectual properties and proprietary systems in the bioscience, clean tech, and global health industries, as well as interests in energy-related businesses, and restaurant services. For more information on Global Tech Industries Group, Inc., please call 212.204.7926, see our website: www.GTII- US.com

About Innovativ Media Group, Inc.

Innovativ Media Group (Innovativ) is a developer, producer and distributor of digital entertainment and other multi-media content and a principle partner in CannaNet.TV, which operates LocalCannabisDispensary.Com and Kush Processing. http://innovativmedia.com

About Demand Brands

Demand Brands, Inc. is associated with an array businesses and brands consumers have come to know and trust that market innovative and leading Edibles, Oils, Vapes and Beverage products and manages ventures in the Hemp + Healthy, Cannabis/CBD Superfoods and Education and Technology sectors that promote healthy lifestyles for women, men, children and pets. http://www.demandbrandsinc.com

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This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates”, “projects” “will”, or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company’s reports and registration statements filed with the Securities and Exchange Commission.

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Mr. Mike King of Princeton Research Inc.

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